SEC  Form  8-K  Exhibit  99.1





 NEWS                                   FOR  IMMEDIATE  RELEASE
 ----                                   -----------------------
#17-03                                   NOVEMBER  4,  2003

                      GMP ANNOUNCES THIRD QUARTER EARNINGS
                      ------------------------------------

     COLCHESTER, VT Green Mountain Power Corporation today announced consolidated earnings of $0.59 per share of common stock, diluted, for the third quarter of 2003 compared with earnings of $0.52 per share for the same period in 2002. Year to date earnings for 2003 are $1.60 per share, diluted, compared with earnings of $1.41 per share for the first nine months of 2002.

Earnings improved in the third quarter of 2003 as a result of lower power supply costs as well as increased sales of electricity to residential customers arising from warmer than normal summer temperatures. The improvement in operating results was tempered by decreased earnings from our equity investment in Vermont Yankee Nuclear Power Corporation and increased administrative and general expenses.

"We continue to expect to earn our allowed rate of return for 2003, approximately $1.90 per share," said Christopher L. Dutton, President and Chief Executive Officer. "Favorable weather conditions and lower power supply costs have contributed to our solid results this year."

The Vermont Public Service Board's January 2001 rate order authorized the Company to defer revenues of approximately $8.5 million, generated by leveling winter/summer rates during 2001, and to recognize those revenues during 2001 through 2003 to help the Company realize its allowed rate of return. Because of increased margins on the sale of electricity in 2003, the Company now anticipates that it will earn its allowed return without the need to recognize deferred revenues.

Total operating revenues for the third quarter decreased $1.5 million due to declines in retail operating revenues of $0.8 million and decreased wholesale sales of $0.6 million. Retail operating revenues were higher during the third quarter of 2002 as a result of the recognition of $1.2 million of deferred revenue arising from rate leveling discussed above. Retail sales of electricity in the third quarter of 2003 decreased by 0.2 percent from the prior year with a decline in sales to industrial and commercial customers being substantially offset by increased sales to residential customers.

Power supply costs were $2.9 million lower in the third quarter of 2003, compared with the same quarter of 2002, reflecting decreased costs under the Company's arrangement with Morgan Stanley that limits exposure to fossil fuel price volatility, decreased costs of power from the Vermont Yankee nuclear plant and a decline in wholesale sales.

Earnings from our equity interest in Vermont Yankee were $0.9 million lower in the third quarter of 2003, compared with the same period last year, primarily due to the recognition of tax benefits in 2002 that were passed on to Vermont Yankee's owners, including the Company. The tax benefits resulted from Vermont Yankee's sale of its nuclear power plant to Entergy.

     The Company continued its efforts to improve customer service during the third quarter, exceeding nearly all reliability and service delivery metrics established to measure GMP's performance. "We are committed to continually improving customer service," said Mr. Dutton, "and our success is demonstrated by our recent independent customer satisfaction survey results indicating that ninety percent of customers who contacted us in the third quarter were satisfied. In the long run, excellence in customer service is essential to maintaining our financial strength."

The Company's three-year rate agreement with the Vermont Department of Public Service is under consideration by the Vermont Public Service Board. If the Vermont Public Service Board approves the agreement, the Company would be entitled to modest rate increases in 2005 and 2006, subject to the Company's submission of supporting financial information. The Company's allowed return on equity from its utility operations would also be lowered and capped at 10.5 percent retroactive to January 1, 2003. "If approved, this agreement will benefit our customers by extending rate stability, avoiding costly rate filings and improving the Company's access to capital," said Mr. Dutton. "If the rate agreement is not approved, the Company's return on equity would increase to 11.25% for 2003, and our estimated earnings for 2003 would increase to $2.05."

                                                                                             Quarterly Earnings Summary
                                                                                Three months ended          Nine months ended
                                                                                         September 30          September 30
                                                                              2003                    2002      2003       2002
                                                             --------------------------------------  -------  ---------  --------
                                                             in thousands except per share amounts
Operating revenues. . . . . . . . . . . . . . . . . . . . .  $                               71,975  $73,477  $209,376   $207,478
Net income. . . . . . . . . . . . . . . . . . . . . . . . .                                   3,041    3,046     8,227      8,372
Net income applicable to common stock . . . . . . . . . . .                                   3,040    3,042     8,224      8,273
Net income-continuing operations. . . . . . . . . . . . . .                                   3,034    3,042     8,239      8,273
Net income(loss)-discontinued operations. . . . . . . . . .                                       6        -       (15)         -

Basic earnings per share-continuing operations. . . . . . .  $                                 0.61  $  0.53  $   1.65   $   1.45
Basic earnings(loss) per share-discontinued operations. . .                                       -        -         -          -
                                                             --------------------------------------  -------  ---------  --------
Basic earnings per common share . . . . . . . . . . . . . .  $                                 0.61  $  0.53  $   1.65   $   1.45
                                                             ======================================  =======  =========  ========
Diluted earnings per share-continuing operations. . . . . .  $                                 0.59  $  0.52  $   1.60   $   1.41
Diluted earnings(loss) per share-discontinued operations. .                                       -        -         -          -
                                                             --------------------------------------  -------  ---------  --------
Fully diluted earnings per common share . . . . . . . . . .  $                                 0.59  $  0.52  $   1.60   $   1.41
                                                             ======================================  =======  =========  ========
Dividends declared per share. . . . . . . . . . . . . . . .  $                               0.1900  $0.1375  $ 0.5700   $ 0.4125
Weighted average shares of common stock outstanding-Basic .                                   4,982    5,723     4,970      5,709
Weighted average shares of common stock outstanding-Diluted                                   5,141    5,879     5,130      5,874

     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.




     For further information, please contact Robert Griffin, Controller and Treasurer of Green Mountain Power, at 802-655-8452 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418, or 802-482-2503 after 6:00 p.m.